Exhibit 99.1

State of the Fund
May 2009

Dear Members:

The economic upheaval that the U.S. and world economies have sustained during the last year has been monumental — so much so that our current economy has been labeled the “Great Recession.” From time to time, encouraging bits of news suggest that a recovery in some sectors is on the horizon — however distant it may be. Yet, with unemployment rates rising and commercial real estate falling, even die-hard optimists would find it difficult to argue that the financial world looks measurably better than it did in the final quarter of 2008, when we placed the IMH Secured Loan Fund, LLC (the “Fund”) into hibernation. Rather than recite the litany of dismal details about global and domestic economic distress, we at IMH would like to focus on what we are doing to pilot the Fund through these challenging times.

Our focus has always been — and continues unwaveringly to be — on protecting the portfolio and returning investor capital. Every day at IMH we diligently examine opportunities to maximize the value of the Fund’s assets. Although the integrity of the collateral underlying our loan portfolio remains unchanged, we continue to encounter numerous challenges resulting from illiquid financial markets and worldwide economic instability.

As we have discussed in prior correspondence to you, one of the primary — and ongoing — hurdles the Fund faces is its cash position. Every construction draw disbursed, every dollar of property tax paid, and every monthly distribution made to members further depletes the Fund’s cash position. Conversely, the Fund’s cash may be bolstered by capital influx from various future loan-related events, such as loan payoffs, principal reductions, and foreclosed property divestiture. Signs of encouragement lie in the fact that the Fund has indeed experienced some such events since entering hibernation nearly seven months ago. However, due largely to the lack of lender credit availability and the general market illiquidity that currently prevails, none of these cash-generating successes has been of the size or significance to produce a meaningful impact on the whole of our $700 million fund.

As the Fund’s manager, we have always done our best to provide meaningful monthly distributions to investors. In fact, since placing the Fund into hibernation, we have made distributions to members at an average annualized yield of approximately 6.44% — an amount far superior to money market yields, CDs, and Treasuries during the same period. However, in a market absent any meaningful liquidity, there is only a finite period of time that such distributions can be prudently sustained.

As we have continued to underscore, protecting Fund assets and member principal is of paramount importance — neither of which can be accomplished if the Fund were to run out of cash and become unable to satisfy its present and future monetary obligations. Due to the current uncertainty surrounding the amount and/or timing of future liquidity events within the Fund, and until the general state of the credit markets improves, we believe it is imperative that we utilize current available cash to cover construction and other Fund-related obligations and expenses. So, at this time we are changing the manner in which we send distributions to you, our Fund members. In order to protect the assets and to reserve capital to cover ongoing expenses of the Fund, we will no longer be making distributions on a monthly basis. Instead, we will send distributions to members as liquidity events occur and distributable cash becomes available.

State of the Fund
May 2009

We made this difficult but prudent decision after concluding an exhaustive, yet ongoing, study of the cash needs and obligations of the Fund moving forward. We believe that, when the market recovery is underway, we will be able to generate liquidity in the Fund. Accordingly, we would like to reaffirm our commitment to sending distributions to our members as liquidity allows. This policy will continue until it is determined that the Fund maintains sufficient cash reserves not only to satisfy its obligations but also to pursue all appropriate and necessary actions deemed to be in the best interest of its members. Underlying each of these decisions is our primary fiduciary duty — to protect Fund assets and member principal. We believe we can best achieve these objectives by remaining conservative — to weather this economic storm — until some semblance of normalcy or stability returns to the marketplace. We are confident that this decision will yield the highest degree of likelihood that IMH will succeed in its mission to return your invested capital to you.

We continue to be fully engaged in implementing the following three-fold strategy, designed to position the Fund favorably in the current economic circumstances: to capitalize on the Fund’s ability to provide seller financing, to maintain and protect current properties, and most importantly to return capital to investors.

I.	Implementing IMH’s Strategic Plan: Capitalizing on IMH’s Ability to Provide Seller Financing

No one, including us, knows with any degree of certainty as to when this “Great Recession” will officially bottom out. Yet, we at IMH continue to focus on the prospects in front of us, and we remain determined to navigate the Fund as safely and effectively as possible through this economic turmoil.

We believe that one of the Fund’s greatest strengths is its ability to provide seller financing in a market that is without lender-provided purchase capital. Buyers who would otherwise be interested in purchasing properties may be specifically precluded from doing so, based on their inability to obtain such “purchase money” funds necessary to close. In a real estate market where few can be “cash buyers” and bank financing is essentially nonexistent, our ability to provide seller financing creates a significant competitive advantage for the Fund. Below are several examples of how we at IMH have already put this strategy to work on behalf of our investors.

During the 1st Quarter of 2009, the Fund facilitated the sale of 41 lots on which it provided seller financing. The new borrower put 30% down, and IMH structured a 3-year loan at 8%. By doing so, we converted what had been a non-performing loan into a performing loan as well as reduced the exposure of the Fund. In another case, the Fund opened escrow on 596 lots with an anticipated closing date of June 15, 2009, on which IMH will provide seller financing at 8% interest following the borrower’s commitment to a 20% down payment. This loan is also expected to transform a non-performing loan and create additional liquidity for the Fund.

In a similar instance, we recently opened escrow on a 160-acre parcel owned by the Fund, with an estimated closing date at the end of the 3rd quarter. IMH will provide seller financing at 8% interest and will require 20% down. The buyer is a qualified party who will utilize the property for a special use relative to their business.

In addition to these transactions, IMH will continue to evaluate and consider potential modifications and/or extensions for existing loans, when appropriate, that would bring defaulted loans back to current status and potentially allow for additional liquidity and/or interest income within the Fund.

State of the Fund
May 2009

II.	Implementing IMH’s Strategic Plan: Maintaining and Protecting Current Properties

Part of our hands-on management and strategic positioning of the portfolio includes constantly examining Fund assets at both the macro (portfolio) and micro (individual loan or property owned) level. After thorough analysis, we draw conclusions and take corresponding actions in the interest of making positive changes to enhance the value of specific assets and/or reduce costs associated with property ownership. Although actions involving such repositioning or value enhancement of properties typically result in a real expense and current cash outlay for the Fund, pursuing such measures helps to increase the likelihood that the Fund will realize maximum future disposition value on its assets.

Although we are agreeable to exploring options that include restructuring a loan to allow well-qualified borrowers to remain involved and service the debt, sometimes owning the collateral property outright is the best option for the Fund. For that reason, our continued collection and enforcement activities include repositioning loans and assuming ownership of properties. Part of this process includes determining the highest and best use of these assets and, in doing so, improving and preparing various components of the portfolio for potential exit or sale. Our team of real estate and development professionals continually explore such opportunities and work to position Fund assets accordingly.

In addition to extensive evaluation on a per-project basis with respect to identifying maximum future disposition value in relation to local markets, product type, and usage, IMH constantly works to identify opportunities for the Fund to enhance collateral value today. This includes, but is not limited to, obtaining appropriate entitlements or changing land use, completing unfinished infrastructure, and pursuing vertical construction. In addition, we have engaged in various discussions with potential joint-venture partners, and we will continue to pursue joint-venture opportunities to build out existing properties and position them for sale.

With regard to construction projects, although satisfaction of loan draw downs indeed represents a current cash use, it is imperative that we complete and satisfy our construction commitments. A finished project, unlike one in process, offers the Fund the most promising opportunity to maximize disposition value, and thereby recovery of principal. We anticipate that our construction obligations will be materially satisfied by the 4th quarter of this year. Retiring these obligations allows us to reserve capital to meet ongoing expenses, such as property taxes, maintenance, HOA (Homeowner Association) dues, insurance, and various municipal obligations. This strategy preserves — and may well enhance — value in such properties.

Additionally, we have petitioned to reduce property-tax assessments on properties the Fund currently owns. To date the Fund has succeeded in reducing taxes on three such properties, and we will continue to petition for tax-assessment reduction on all remaining properties. On properties where we have inherited any municipal obligations, we will continue to negotiate with each municipality to receive deferrals and/or reductions of such obligations.

III: Implementing IMH’s Strategic Plan: Return Capital to Investors

By continuing to fund the construction obligations of our performing loans, our borrowers are able to complete their projects, and thereby increase the likelihood of sale. So, too, continuing to pay development and entitlement expenses on Fund assets provides us the best opportunity to sell these projects at the highest value in the future. We take each of these actions with the underlying goal of achieving additional liquidity in the Fund. Similarly, as the credit markets recover, it is our expectation that additional opportunities for liquidity will become available to the Fund. Any resulting increase in cash levels will help to ensure protection of remaining portfolio assets and satisfy reserves for ongoing expenses. Then, as such liquidity events occur, we would anticipate being able to start returning capital to members.

State of the Fund
May 2009

Given the nature of the substantial non-cash, mark-to-market write down that the IMH Secured Loan Fund, LLC reported at December 31, 2008, some of our investors might think it is unreasonable for us to reaffirm the following rules as our core operating principles:

Rule 1: Don’t lose the money.
Rule 2: Don’t lose the money.
Rule 3: Don’t forget Rule 1 and Rule 2.

Our management decisions concerning the IMH Secured Loan Fund have been — and always will be — governed by these objectives. While we believe that there are no quick fixes to the current problems affecting the world’s financial markets, please be assured that we are continuously engaged in a process of evaluating every asset in the Fund’s portfolio, and we continue to make prudent management decisions about how best to maximize the Fund’s capital and increase its liquidity.

It has been more than seven months since the financial markets collapsed and forced the Fund into hibernation. We are disappointed that liquidity has not returned enough to continue making distributions monthly. However, we are confident that we are taking the appropriate measures to manage the Fund’s assets through this difficult period. We will continue to communicate with you regularly and provide you with timely and accurate information on the IMH Secured Loan Fund.

My very best,

Shane Albers,
Chairman and CEO

The IMH Secured Loan Fund, LLC is a public reporting entity, filing regularly with the SEC. For additional financial and other important information pertaining to the Fund, individuals can visit www.sec.gov and reference CIK #1397403. The Fund filed its Form 10-Q with the SEC on May 15, 2009, reflecting results for the quarter ended March 31, 2009.

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future obligations, future loan performance, business trends and other information that is not historical information.  When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “assumes,” “may,” “should,” “will,” “principals,” and “philosophies” and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements, including, without limitation, the matters discussed above and in the reports we file with the Securities and Exchange Commission, including those under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” are based upon our current expectations, beliefs, projections and assumptions.  Our expectations, beliefs, projections and assumptions are expressed in good faith and we believe there is a reasonable basis for them.  However, there can be no assurance that our results of operations will meet the expectations set forth in our forward-looking statements.  For a detailed description of cautionary factors that may affect our future results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent Quarterly Reports on Form 10-Q.  Further, the forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.